Exhibit 10.11

Amended and Restated Employment Security Agreement

This Amended and Restated Employment Security Agreement (the “Agreement”) by and between Paul Kaufmann (the “Executive”) and Smurfit-Stone Container Corporation (the “Company”) shall be deemed to have been made and entered into as of the date of the order of confirmation entered by the United States Bankruptcy Court for the District of Delaware with respect to the Company’s Plan of Reorganization (as defined below), and shall become effective as of June 30, 2010, the effective date of the Plan of Reorganization (the “Effective Date”).

WHEREAS, the Company and the Executive are parties to that certain Employment Security Agreement effective as of July 16, 2008 (such agreement referred to herein as the “Predecessor Agreement”) to, among other things, provide protection to the Executive in connection with a change in control of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement and, in so doing, to amend and restate the Predecessor Agreement in its entirety;

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1.             Payments and Benefits Upon Employment Termination On or After a Change in Control.  If on or within two (2) years after a Change in Control (all capitalized terms as defined herein), the Company terminates the Executive’s employment with the Company and its Affiliates without Cause and for a reason other than death or Incapacity or the Executive voluntarily terminates such employment with Good Reason, subject to the terms and conditions of this Agreement, and provided that the Executive executes (without revoking) and returns to the Company an enforceable waiver and release in a form acceptable to the Company (a “Release Agreement”) within the time period specified by the Company (which time period shall not be more than sixty (60) calendar days after the Executive’s Date of Termination (as defined in Section 8 below)) and further provided that the Executive remains in compliance with Sections 8, 9 and 10 of this Agreement, the Company shall make the payments and provide the benefits as described below:

(a)           Cash Payment.  The Company will pay to the Executive a gross amount equal to two (2) times the Executive’s Annual Compensation, payable in equal installments during the two (2) year period following the Executive’s Date of Termination.

(b)           Welfare Benefit Plans.  With respect to each Welfare Benefit Plan, for the period beginning on the Executive’s Date of Termination and ending on the earlier of (i) two years following the Executive’s Date of Termination, or (ii) the date the Executive becomes eligible for coverage by a welfare benefit plan or program maintained by an entity other than the Company or an Affiliate that provides coverage or benefits at least comparable, in all material respects, to such Welfare Benefit Plan, the Company will continue to pay the employer portion of the Executive’s premiums to continue the Executive’s then-current coverage as of the

Date of Termination under such Welfare Benefit Plan (the Executive to continue paying the employee portion at regular employee rates), with the period of such coverage to run concurrently with any coverage period provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (provided that the Executive has timely elected such COBRA coverage in accordance with Company policy and applicable law).  The Executive shall report to the Company any coverage or benefits for which the Executive becomes eligible to receive from a Person other than the Company or any of its Affiliates.

(c)           Equity Awards.  To the extent provided for in the Executive’s applicable award statements or agreements with respect to any awards under the Company’s Equity Incentive Plan (including without limitation, such awards made to the Executive pursuant to the Company’s Plan of Reorganization), the Company shall cause any and all unvested portions of the Executive’s restricted shares, stock options, and any and all other equity-based awards to become vested and exercisable (as applicable) as of the effective date of the Executive’s termination of employment to the extent (if any) that such awards are not already fully vested and exercisable (as applicable).

(d)           Payment of Accrued Amounts.  The Company will pay the Executive (i) any accrued but unpaid base salary through the effective date of the Executive’s termination of employment, (ii) any earned but unpaid bonus under the Company’s annual incentive plan pursuant to, and in accordance with, the terms and conditions of such plan; (iii) any earned but unused vacation time as determined in accordance with the Company’s policies then in effect, and (iv) for any unreimbursed expenses existing at that time in accordance with the Company’s policies then in effect.

2.             Timing of Payments and Benefits.  Subject to the terms and conditions of this Agreement (including without limitation Section 5(c)) and provided that the Executive executes (without revoking) a Release Agreement as set forth in Section 1 above and the applicable statutory revocation period with respect to such Release Agreement has expired, and further provided that the Executive remains in compliance with Sections 8, 9 and 10 of this Agreement, any payments or benefits made available to the Executive by the Company pursuant to this Section will be made or commence (as applicable) as follows:  (a) any payments made pursuant to Section 1(a) will commence on the sixtieth (60th) calendar day following the Executive’s Date of Termination; and (b) the payments and benefits in Sections 1(b), (c) and (d) will be paid or commence (as applicable) at such times and in such manner as set forth in the applicable Company policy and plan documents.

3.             Change in Control.  For purposes of this Agreement, “Change in Control” shall mean the occurrence of any one or more of the following:

(a)           The “beneficial ownership” of securities representing more than 40% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and used in Sections 13(d) and 14(d) thereof) other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company; provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (c) of this definition will not be a Change in Control under this subparagraph (a), and provided further that immediately prior to such accumulation, holding or acquisition, such person was not a direct or indirect beneficial owner of 40% or more of the Company Voting Securities;

(b)         Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that an individual becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)           Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (i) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (ii) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities; (B) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(d)           Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company; or

(e)           The consummation of a reorganization, complete liquidation, or dissolution under the U.S. Bankruptcy Code subsequent to the Effective Date (and excluding the Plan of Reorganization as defined herein).

Notwithstanding anything to the contrary herein, neither a Change in Control with respect to any Affiliate of the Company nor the assignment of this Agreement to any reorganized entity of the Company pursuant to the Plan of Reorganization shall constitute a Change in Control for the purposes of this Agreement.  In no event will a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change in Control transaction.  The Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except if the Executive’s passive ownership of less than two percent (2%) of the stock of the purchasing company or the Executive’s ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors on the Board.)

4.             Other Definitions.  For purposes of this Agreement:

(a)           “Affiliate” shall mean any entity that, directly or indirectly, is controlled by the Company, and any entity in which the Company has a 20% or greater equity interest.

(b)           “Amount Payable Under Any Annual Bonus Plans” shall mean the greater of:  (i) the average of the gross amounts earned by the Executive for the three complete fiscal years prior to the Executive’s Date of Termination under the MIP or any similar annual incentive bonus plan in which Executive participates as of the Executive’s Date of Termination, or (ii) the Executive’s actual bonus under the MIP or any similar annual incentive bonus plan in which the Executive participates for the fiscal year immediately preceding the fiscal year during which the Executive’s Date of Termination occurs.

(c)           “Annual Compensation” shall mean the sum of:  (i) the Executive’s base salary in effect on the date of the Executive’s Date of Termination; and (ii) the Amount Payable Under Any Annual Bonus Plans in which the Executive participates.

(d)           “Employment Termination” shall mean the Executive’s termination of employment for any reason.  For purposes of this Agreement, the Executive has terminated employment if the Executive has incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation §1.409A-1(h).

(e)           “Cause” shall mean any of the following:  (i) the Executive’s willful and continued failure to substantially perform the Executive’s duties as an executive of the Company or any of its Affiliates (other than any such failure resulting from inability due to physical or mental illness or Incapacity), (ii) the Executive’s willful misconduct in the performance of the Executive’s duties or otherwise that results in injury to the Company, monetarily or otherwise, that is material or substantial, (iii) the Executive’s engaging in egregious misconduct to the extent that the Executive’s credibility and reputation no longer conforms to the standard of senior executive officers of the Company, or (iv) the Executive’s material breach or threatened material breach of any provision of this Agreement, including without limitation Section 9 of this Agreement, without the prior express written consent of a duly authorized member of the Board or the Chief Executive Officer of the Company; provided, however, that an occurrence which otherwise may constitute Cause hereunder shall not constitute Cause unless a notice is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the conduct that the Board or the Company’s Chief Executive Officer believes constitutes Cause and, to the extent such conduct is reasonably capable of cure, the Company gives the Executive at least fifteen (15) days to cure such alleged conduct.

(f)            “Incapacity” shall mean such physical or mental condition of the Executive which renders and is expected to render the Executive incapable of performing the essential functions of the Executive’s position hereunder with or without reasonable accommodation for ninety (90) consecutive calendar days, or for 120 calendar days (whether consecutive or not) within any 180-calendar-day period, as determined in good faith by the Board or the Company’s Chief Executive Officer upon consultation with a physician selected by the Board or the Company’s Chief Executive Officer in their discretion.  The Executive hereby agrees to submit to any reasonable medical examination(s) as may be recommended by the Board or the Company’s Chief Executive Officer for the purpose of determining the existence or absence of Incapacity.

(g)           “Good Reason” shall exist if, without the Executive’s consent:

(i)            The Executive’s assigned duties and responsibilities are significantly diminished from the level or extent of such duties and responsibilities that were associated with the Executive’s status as a senior executive of the Company or any of its Affiliates prior to the Change in Control including, without limitation, any material diminution of the powers associated with such status or any material diminution of the Executive’s reporting responsibilities, titles or offices as in effect immediately prior to the Change in Control (or, if applicable, in effect with respect to such other position(s) that the Executive agreed to assume within the two-year period after a Change in Control);

(ii)           On or within the two-year period after the Change in Control, there is (A) a material reduction in the Executive’s base salary in effect as of the Effective Date, or (B) a material reduction in the Executive’s Target Bonus Opportunity from the lower of the Executive’s Target Bonus Opportunities for the Company’s 2010 MIP as approved by the Board prior to the Effective Date (unless such reduction is made on a consistent basis for other Company executives other than the Chief Executive Officer or President); or

(iii)          The Company fails to continue in effect after the Change in Control any broad-based bonus or incentive plan, welfare benefit, pension, retirement benefit or other benefit plan in which the Executive participates or becomes eligible to participate unless such discontinuance applies on a consistent basis to other Company executives that are at a similar level to the Executive;

provided, however, that an occurrence which otherwise may constitute Good Reason hereunder shall not constitute Good Reason unless the Executive (X) provides to the Company, at least thirty (30) calendar days prior to the Executive’s contemplated resignation for Good Reason, a written notice containing reasonable detail setting forth the basis for the Executive’s claim that an occurrence constitutes Good Reason, and (Y) the Company fails to cure or otherwise remedy such occurrence within thirty (30) calendar days after receiving such notice from the Executive.  Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that the Executive must exercise the Executive’s right to terminate the Executive’s employment for Good Reason within ninety (90) calendar days after the event that gives rise to such right, and that if the Executive fails to timely exercise such right and subsequently resigns, such resignation shall be deemed for all purposes of this Agreement to be without Good Reason.  The Executive acknowledges and agrees that the restructuring events that have taken place or will take place solely pursuant to the Company’s Plan of Reorganization shall not constitute Good Reason for purposes of this Agreement.

(h)           “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(i)            “Plan of Reorganization” shall mean the Joint Plan of Reorganization for Smurfit-Stone Container Corporation and Its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors filed in Case No. 09-10235 (BLS) pending in the United States Bankruptcy Court for the District of Delaware.

(j)            “Target Bonus Opportunity” shall mean the bonus, as a percentage of the Executive’s base salary, that the Executive is eligible to earn on an annualized basis, at the target level, under the MIP or any similar annual incentive bonus plan in which the Executive participates on or after the Effective Date.

(k)           “Welfare Benefit Plan” shall mean the Company’s comprehensive medical and dental plans in which the Executive was participating as of the Executive’s Date of Termination.

5.             Limitation on Payments and Benefits.  Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or Executive’s Employment Termination (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits being hereinafter called “Total Payments”) would be an “excess parachute payment” pursuant to Code Section 280G or any successor or substitute provision of the Code, with the effect that Executive would be liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code, or any interest or penalties are incurred by Executive with respect to such Total Payments (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the cash payments provided in Section 1 of this Agreement shall first be reduced, and the non-cash payments and benefits shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.  Notwithstanding the foregoing, no payments or benefits under this Agreement will be reduced unless: (i) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than (ii) the excess of (A) the net amount of such Total Payments, without reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments), over (B) the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments.

(a)           Subject to the provisions of paragraph (b) below, all determinations required to be made under this Section, and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that serves as the Company’s auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or Executive that there have been Total Payments, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall designate another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive, except as provided in paragraph (b) below.

(b)           As a result of the uncertainty in the application of Code Section 280G at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (“IRS”) or other agency will claim that an Excise Tax, or a greater Excise Tax, is due, and thus the Company should have made a lesser amount of Total Payment than that determined pursuant to paragraph (a) above.  Executive shall notify the Company in writing of any claim by the IRS or other agency that, if successful, would require Executive to pay an Excise Tax or an additional Excise Tax.  If the IRS or other agency makes a claim that, if successful, could require Executive to pay an Excise Tax or an additional Excise Tax, the Company shall reduce or further reduce Executive’s payments and benefits in accordance with this Section 5 to the amount necessary to eliminate such Excise Tax or additional Excise Tax.  The Company shall pay all fees and expenses of the Executive relating to such a claim by the IRS or other agency.

(c)           All references in this Agreement to the Executive’s termination of employment shall mean the Executive’s separation from service within the meaning of Section 409A of the Code and Treasury regulations promulgated thereunder.  In the event the terms of this Agreement would subject the Executive to the imposition of taxes and penalties (“409A Penalties”) under Section 409A of the Code, the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.  Notwithstanding any other provision in this Agreement, if as of the date on which the Executive’s employment terminates, the Executive is a “specified employee” as determined by the Company, then to the extent any amount payable or benefit provided under this Agreement that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s Date of Termination, such payment or benefit shall be delayed until the earlier to occur of (i) the six-month anniversary of such Date of Termination or (ii) the date of the Executive’s death.  In the case of taxable benefits that constitute deferred compensation, the Company, in lieu of a delay in payment, may require the Executive to pay the full costs of such benefits during the period described in the preceding sentence and reimburse that Executive for said costs within thirty (30) calendar days after the end of such period.  With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred by the Executive.  The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year (including without limitation pursuant to Sections 5(b) and 12) shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.  The Executive acknowledges and agrees that notwithstanding this Section 5(c) or any other provision of this Agreement, the Company and its Affiliates are not providing the Executive with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to the Executive with respect to the tax consequences or treatment of any amounts paid or payable to the Executive under this Agreement.

6.             Executive’s Death.  If the Executive dies after both a Change in Control and an Employment Termination have occurred, but before the complete payment of any amount or benefit required under this Agreement, the Company will pay the remainder of such amount or benefit to the Executive’s spouse, if living, or to the Executive’s estate.

7.             Mitigation and Set-Off.  The Executive shall not be required to mitigate the Executive’s damages by seeking other employment or otherwise.  Except as expressly provided in Section 1(b) above, the Company’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by the Executive from sources other than the Company after the Executive’s Employment Termination, or any amounts that might have been received by the Executive in other employment had the Executive sought such other employment.  Except as expressly provided in Section 1(b) above, the Executive’s entitlement to benefits and coverage under this Agreement shall continue after, and shall not be affected by, the Executive’s obtaining other employment after the Executive’s Date of Termination, provided that any such benefit or coverage shall not be furnished if the Executive expressly waives the specific benefit or coverage by giving written notice of waiver to the Company.

8.             Termination Procedures.

(a)           Notice of Termination.  Any termination of the Executive’s employment shall be communicated by a written notice from one party to the other in accordance with Sections 4, 8 and 19 hereof (“Notice of Termination”).

(b)           Date of Termination.  “Date of Termination,” with respect to any termination of the Executive’s employment will mean (i) if the Executive’s employment is terminated for Incapacity, the date of the Executive’s Incapacity, (ii) if the Executive’s employment is terminated due to death, the date of the Executive’s death, and (iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of (A) a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause or Incapacity) from the date such Notice of Termination is given, (B) a termination by the Executive without Good Reason, shall not be less than thirty (30) days nor more than sixty (60) days from the date such Notice of Termination is given, and (C) a termination by the Executive with Good Reason shall be determined in accordance with Section 4(g) hereof).

(c)           Duties After Notice and Removal from Position(s).  For any period in which the Executive gives or is given notice prior to the effective Date of Termination, the Executive shall be expected and required to continue performing the Executive’s then-current duties and responsibilities (unless otherwise directed by the Company) for the notice period up to the effective Date of Termination.  Any termination of the Executive’s employment shall automatically effectuate the

Executive’s removal from the officer and/or Board positions that the Executive then holds with the Company and its Affiliates and any employee benefit plans, as of the Date of Termination.

9.             Restrictive Covenants.

In order to protect the Company’s and its Affiliates’ legitimate business interests and in exchange for the mutual covenants contained in this agreement, including, but not limited to, the Company’s or any of its Affiliates’ employment of or continued employment of the Executive and the disclosure to the Executive of Confidential Information as defined below, the Executive and the Company agree as follows:

(a)           Definitions.  For purposes of this Agreement, the following terms will be defined as follows, except as otherwise provided below:

(i)            “Confidential Information” shall mean all confidential and proprietary information of the Company, its Affiliates and, in certain situations, certain third parties who provide information to the Company subject to confidentiality and non-use restrictions, and includes, but is not limited to, actual and prospective customer and client lists and pricing information, business plans, programs and tactics, research and development information (including without limitation information relating to the formulation, testing, registration, use, safety, efficacy and/or effects of marketed products and compounds under development), personnel information, and all other information unique to the Company and not readily available to the public, including designs, improvements, inventions, formulas, compilations, methods, strategies, capabilities, forecasts, software programs, processes, know-how, data, operating methods and techniques, “Inventions or Developments” (as defined below), and all business costs, profits, vendors, markets, sales, products, marketing, sales or other financial or business information, and any modifications or enhancements of any of the foregoing.

(ii)           “Business Conducted by the Company or any of its Affiliates” during the Executive’s employment, shall mean (A) all businesses conducted by the Company or any of its Affiliates and (B) any material new line of business in which the Company or any of its Affiliates is contemplating engaging in, provided that the plans for the Company or any of its Affiliates to engage in such material new line of business were presented to and not rejected by the Board.  For the two-year period following the Executive’s Date of Termination, “Business Conducted by the Company or any of its Affiliates” shall mean (X) all business conducted by the Company or any of its Affiliates as of the effective date of the Executive’s termination of employment and (Y) any material new line of business in which the Company or any of its Affiliates engages within the one-year period following the effective date of the Executive’s termination of employment.

(b)           Inventions or Developments.  The Executive agrees that the Executive will promptly and fully disclose to the Company all discoveries, improvements, inventions, formulas, ideas, processes, designs, techniques, know-how, data and computer programs (whether or not patentable, copyrightable or susceptible to any other form of protection), made, conceived, reduced to practice or developed by the Executive, either alone or jointly with others, during the Executive’s employment with the Company or any of its Affiliates (collectively, the “Inventions or Developments”).  All Inventions and Developments shall be the sole property of the Company, including all patents, copyrights, intellectual property or other rights related thereto and Executive assigns to the Company all rights (if any) that the Executive may have or acquire in such Inventions or Developments.  Notwithstanding the foregoing, any right of the Company or assignment by the Executive as provided in this paragraph shall not apply to any Inventions or Developments for which no equipment, supplies, facility or trade secret information of the Company or its Affiliates were used and which were developed entirely on the Executive’s own time, unless: (i) the Inventions or Developments relate to the Business Conducted by the Company or any of its Affiliates or the actual or demonstrably anticipated research or development of the Company or any of its Affiliates; or (ii) the Inventions or Developments result from any work performed by the Executive for the Company or any of its Affiliates.

(c)           Non-Disclosure of Confidential Information, Inventions or Developments.  The Executive acknowledges that the Executive has had and will have access to Confidential Information or Inventions or Developments of the Company and/or its Affiliates and agrees that, except as required to properly perform the Executive’s responsibilities for the Company and its Affiliates, to comply with law or regulation, or as authorized in writing in advance by the Company, the Executive shall not, at any time during or after the Executive’s employment with the Company or any of its Affiliates (and whether that termination is voluntary or involuntary), directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information or Inventions or Developments, but instead shall keep all such matters strictly and absolutely confidential.

(d)           No Diversion of Business Opportunities and Prospects.  The Executive agrees that during the Executive’s employment with the Company or any of its Affiliates: (i) the Executive shall not directly or indirectly engage in any employment, consulting or other business activity that is competitive with the Business Conducted by the Company or any of its Affiliates; (ii) the Executive shall promptly disclose to the Company all business opportunities that are presented to the Executive in the Executive’s capacity as an employee of the Company or any of its Affiliates or which is of a similar nature to the Business Conducted by the Company or any of its Affiliates or which the Company or its Affiliates have expressed an interest in engaging in the future; and (iii) the Executive shall not usurp or take advantage of any such business opportunity without first offering such opportunity to the Company.  Nothing in this Section 9(d) or in any other provision of this Agreement limits, supersedes or restricts any other duties or obligations that Executive may have under any other agreement, plan or policy or under applicable law, including without limitation any fiduciary duty of loyalty or care to the Company and its Affiliates.

(e)           Actions Upon Termination.  The Executive acknowledges and agrees immediately upon the Executive’s termination of employment with the Company to promptly return (without retaining any copies) all property of the Company, its Affiliates or any third parties that is within the Executive’s possession, custody or control by virtue of the Executive’s employment with the Company.  Property to be returned to the Company shall include without limitation any and all documents and other things (whether in tangible or electronic format and whether such documents or things contain information that reflect or contain any Confidential Information or proprietary information) in the Executive’s possession, custody or control.

(f)            Non-Competition.  The Executive agrees that so long as the Executive is employed by the Company or any of its Affiliates and for a period of two (2) years after the Executive’s Date of Termination for any reason and regardless of whether a Change in Control has occurred (such period of employment and the two-year period thereafter, collectively referred to herein as the “Period”), the Executive shall not, without the prior written consent of the Company, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that, during the Period, is competitive with the Business Conducted by the Company or any of its Affiliates within the United States, Canada, Mexico or China (hereinafter, the “Geographic Area”) and which business the Company or any of its Affiliates was engaged (either actively as a going concern or in the process of developing to market) within the two-year period preceding the Date of Termination.

(g)           Non-Solicitation of Employees.  The Executive agrees that, during the Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly solicit any current employee of the Company or any of its Affiliates, or any individual who becomes an employee during the Period, to leave such employment.

(h)           Non-Solicitation of Suppliers or Customers.  The Executive agrees that, during the Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly solicit, seek to divert or dissuade from continuing to do business with or entering into business with the Company or any of its Affiliates, any supplier, customer, or other person or entity that had a business relationship with or with which the Company or any of its Affiliates was actively planning or pursuing a business relationship at any time during the two (2) year period preceding the Date of Termination.

(i)            Mutual Non-Disparagement.  The Executive shall not, at any time during or after his employment with the Company, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks regarding the Company or any of its Affiliates or any members of their respective boards of directors or managements, or any of their respective business affairs or performance.  The Company, members of its Board and its senior executives shall not, at any time during or after the Executive’s employment with the Company, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks regarding the Executive.

(j)            Irreparable Harm.  The Executive acknowledges that: (i) the Executive’s compliance with Section 9 of this Agreement is necessary to preserve and protect the Confidential Information, Inventions or Developments and the goodwill of the Company and its Affiliates, all recognized by the Executive as legitimate business interests of the Company and its Affiliates, as going concerns; (ii) any failure by the Executive to comply with the provisions of Section 9 will result in irreparable and continuing injury for which there will be no adequate remedy at law; and (iii) in the event that the Executive should fail to comply with the terms and conditions of this Section 9, in addition to the Company’s right to set off any actual monetary damages to the Company that are a consequence of such failure to comply against any payments and benefits due to the Executive pursuant to Section 1 to the extent permitted by applicable law (provided that any such set offs first shall be taken from amounts not subject to Section 409A of the Code, and if such amounts are insufficient, any additional set off shall not be taken until the time an amount subject to Section 409A of the Code would otherwise be paid pursuant to the terms of this Agreement), the Company shall be entitled, in addition to and without limiting such other relief as may be proper, to all types of equitable relief (including but not limited to the issuance of an injunction and/or temporary restraining order) as may be necessary to cause the Executive to comply with Section 9, to restore to the Company its property, and to make the Company whole.

(k)           Survival.  This Agreement (including without limitation the provisions set forth in this Section, as noted) shall survive and continue in full force and effect in accordance with their terms, notwithstanding any termination of the Executive’s employment.

(l)            Unenforceability.  Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The Executive and the Company agree that in the event that any provision of this Agreement is found to be unreasonable or otherwise unenforceable by a court, it is the purpose and intent of the parties that any such provision be deemed modified or limited, so that as modified or limited, such provision may be enforced to the fullest extent possible.  If any provision of this Agreement is held invalid or unenforceable for any reason (after any such modification or limitation pursuant to the preceding sentence, as applicable), such provision will be effective only to the extent of such invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.           Cooperation.  At the request and upon reasonable advance notice where practicable and at the sole expense of the Company, whether during or at any time after the Executive’s employment with the Company or any of its Affiliates, the Executive shall cooperate fully with the Company and its Affiliates (a) in investigating, defending, prosecuting, litigating, filing, initiating or asserting any claims or potential claims (including without limitation in connection with any legal proceeding of any kind) that may be made by or against the Company or any of its Affiliates, to the extent that such claims may relate to or arise out of the Executive’s employment with the Company or any of its Affiliates or with respect to which the Executive has knowledge and (b) without in any way limiting subsection (a) above, to secure any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and/or in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers.  If such cooperation is provided during the Executive’s employment with the Company or any of its Affiliates, the Executive shall not receive any additional compensation from the Company for such cooperation.  If the Executive no longer is employed by the Company or any of its Affiliates, the Executive’s obligation to cooperate shall be reasonably limited so as not to unreasonably interfere with the Executive’s other business obligations.  If the Executive spends in excess of ten (10) hours in compliance with this Section 10 after the Executive is no longer employed by the Company or any of its Affiliates, the Company shall compensate the Executive at an hourly rate equal to the amount determined by dividing (x) the Executive’s base salary as of the first day of the fiscal year of the Company within which the Executive’s employment is terminated by (y) 2000, and shall reimburse the Executive for any reasonable expenses incurred as a direct result of the Executive’s providing such cooperation in accordance with the Company’s business expense policies then in effect.  The Company shall provide such compensation for the Executive’s cooperation within thirty (30) calendar days after receiving from the Executive a written statement stating the number of hours for which the Executive seeks payment and brief description of the cooperation provided, provided that the Executive submits such statement within thirty (30) calendar days after the end of the calendar month in which the Executive provided such cooperation.  The Executive’s obligation to cooperate hereunder shall include, without limitation, meeting with such persons at such times and in such places as the Company or its Affiliates may require, and giving evidence and testimony and executing and delivering to the Company and any of its Affiliates any papers requested by any of them (including without limitation joint defense agreements and affidavits).  The Executive shall provide immediate notice to the Company of any subpoena or other legal document that the Executive receives that relates in any way to the Company or any of its Affiliates, along with a copy of such subpoena or other legal document.

11.           Forum Selection.  The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts sitting in Chicago, Illinois, and agree that any claim under this Agreement may be brought in any such court.

12.           Legal Fees and Expenses.  In any action or proceeding to enforce this Agreement, the non-prevailing party shall pay for any and all costs and expenses (including without limitation reasonable attorneys’ fees) of the prevailing party to the maximum extent permissible by applicable law.

13.           Assignment; Successors.  This Agreement is enforceable by the Company and its affiliates and other related entities and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, subsidiary or other Affiliate of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company (including without limitation any successor and/or reorganized entit(ies) of the Company or any of its Affiliates upon the Effective Date).  The Executive and the Company agree that upon the Effective Date, this Agreement shall be assigned to and binding upon such successor entit(ies) of the Company as set forth in the Plan of Reorganization, provided that nothing herein shall limit or otherwise affect the Company’s right to further assign or transfer this Agreement after the Effective Date as set forth in the preceding sentence.  This Agreement may not be assigned by the Executive during Executive’s life, and upon the Executive’s death will inure to the benefit of the Executive’s heirs, legatees and legal representatives of the Executive’s estate, provided that such heirs, legatees and legal representatives execute an enforceable waiver and release of claims in accordance with the Executive’s obligations set forth in Section 1 of this Agreement.

14.           Interpretation.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

15.           Withholding.  The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

16.           Amendment.  The Company and the Executive may amend this Agreement at any time by written agreement.

17.           Financing.  Cash payments under this Agreement (not including any payments made from a qualified plan) are general obligations of the Company, and the Executive shall have only an unsecured right to payment thereof out of the general assets of the Company.  Notwithstanding the foregoing, the Company may, by agreement with one or more trustees the Company selects, create a trust on such terms as the Company shall determine to make payments to the Executive in accordance with the terms of this Agreement.

18.           Severability.  Without limiting Section 9(l) of this Agreement, in the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

19.           Notices.  Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery.  Notice to the Company shall be directed to:

Smurfit-Stone Container Corporation
Six CityPlace Drive
Creve Coeur, Missouri 63141
Attention: General Counsel

The Company may change the person and/or address to whom the Executive must give notice under this Section by giving Executive written notice of such change, in accordance with the procedures described above.  Notices to or with respect to the Executive will be directed to the Executive, or the executors, personal representatives or distributees of a deceased Executive, or the assignees of the Executive, at the Executive’s home address on the records of the Company.

20.           Entire Agreement.  This Agreement constitutes the entire understanding of the Executive and the Company with respect to the subject matter hereof and supersedes any and all prior understandings written or oral with respect to such subject matter, provided that nothing herein shall limit or otherwise affect any provision of any award agreement with respect to any equity grant made to the Executive pursuant to the Plan of Reorganization.  In the event of any conflict between any provision of this Agreement and any such award agreement, the provisions of this Agreement shall govern.  The Executive and the Company acknowledge and agree that this Agreement amends and restates the Predecessor Agreement in its entirety and that as of the Effective Date the provisions of this Agreement shall replace each and every provision of the Predecessor Agreement, at which time the provisions of the Predecessor Agreement shall be null and void, and shall be of no further force or effect.  The consideration offered herein is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all amounts that are or may have been due and owing to the Executive pursuant to any term or condition of the Predecessor Agreement, and the Executive expressly agrees that the Executive is not entitled to and will not receive any further payments, benefits, or other compensation or recovery of any kind from the Company with respect to any such term or condition of the Predecessor Agreement.

21.           No Waiver.  No failure or delay on the part of the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.

22.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:

PAUL KAUFMANN		SMURFIT-STONE CONTAINER CORPORATION

/s/ Paul Kaufmann		By:	/s/ Patrick J. Moore

Date:	June 30, 2010	Position:	Chief Executive Officer

		Date:	June 30, 2010